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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                         American Dental Partners, Inc.
________________________________________________________________________________
                                (Name of Issuer)

                                  Common Stock
________________________________________________________________________________
                         (Title of Class of Securities)

                                   025353103
________________________________________________________________________________

                                 (CUSIP Number)

                                December 31, 2002
________________________________________________________________________________

            (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [X] Rule 13d-1(b)
                                [_] Rule 13d-1(c)
                                [_] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 9 pages





SEC 1745 (2/92)
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CUSIP No. 025353103                   13G                      Page 2 of 9 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Liberty Wanger Asset Management, L.P.  36-3820584
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

        Not Applicable
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES             None
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY            412,500
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING           None
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH              412,500
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        412,500
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
        Not Applicable
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        5.7%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


        IA
________________________________________________________________________________


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CUSIP No. 025353103                   13G                      Page 3 of 9 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        WAM Acquisition GP, Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

        Not Applicable
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES             None
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY            412,500
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING           None
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH              412,500
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        412,500
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
        Not Applicable
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        5.7%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


        CO
________________________________________________________________________________




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
Item 1(a)         Name of Issuer:

                           American Dental Partners, Inc.


Item 1(b)         Address of Issuer's Principal Executive Offices:

                           201 Edgewater Drive
                           Suite 285
                           Wakefield, MA 01880


Item 2(a)         Name of Person Filing:

                           Liberty Wanger Asset Management, L.P. ("WAM")
                           WAM Acquisition GP, Inc., the general partner of WAM
                              ("WAM GP")


Item 2(b)         Address of Principal Business Office:

                           WAM and WAM GP are both located at:

                           227 West Monroe Street, Suite 3000
                           Chicago, Illinois  60606


Item 2(c)         Citizenship:

                           WAM is a Delaware limited partnership and WAM GP is a Delaware corporation.

Item 2(d)         Title of Class of Securities:

                           Common Stock

Item 2(e)         CUSIP Number:

                           025353103

Item 3            Type of Person:

                           (e)     WAM is an Investment Adviser
                                   registered under section 203 of the
                                   Investment Advisers Act of 1940; WAM
                                   GP is the General Partner of the
                                   Investment Adviser.

                               Page 4 of 9 Pages



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
Item 4     Ownership (at December 31, 2002):

              (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                  412,500

              (b) Percent of class:

                  5.7 % (based on 7,240,308 shares outstanding as of November 12, 2002).

              (c) Number of shares as to which such person has:

                      (i) sole power to vote or to direct the vote:  none
                     (ii) shared power to vote or to direct the vote:  412,500
                    (iii) sole power to dispose or to direct the disposition of:
                          none
                     (iv) shared power to dispose or to direct disposition of:
                          412,500

Item 5     Ownership of Five Percent or Less of a Class:

                    Not Applicable

Item 6     Ownership of More than Five Percent on Behalf of Another Person:

                    The shares reported herein have been
                    acquired on behalf of discretionary clients of WAM. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                    Not Applicable

Item 8     Identification and Classification of Members of the Group:

                    Not Applicable

Item 9     Notice of Dissolution of Group:

                    Not Applicable

                               Page 5 of 9 Pages




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
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Item 10           Certification:

                           By signing below I certify that, to the best
                  of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 6 of 9 Pages



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                           Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2003


                           The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                        WAM Acquisition GP, Inc.
                                           for itself and as general partner of
                                           LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                        By:  /s/ Bruce H. Lauer
                                             -----------------------------------
                                                 Bruce H. Lauer
                                                 Senior Vice President and
                                                 Secretary

                               Page 7 of 9 Pages



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                                  Exhibit Index

Exhibit 1         Joint Filing Agreement dated as of
                  February 12, 2003 by and between Liberty
                  Wanger Asset Management, L.P. and WAM
                  Acquisition GP, Inc.

                               Page 8 of 9 Pages